***FOR IMMEDIATE RELEASE***


FOR:  ZIONS BANCORPORATION
One South Main, Suite 1380                                Contact: Dale Gibbons
Salt Lake City, Utah                                      Tel: (801) 524-4787
Harris H. Simmons                                         March 13, 2000
President/Chief Executive Officer


                       ZIONS BANCORPORATION MERGER UPDATE

SALT LAKE CITY; March 13, 2000 - Zions Bancorporation (Nasdaq:ZION) today made an announcement concerning its proposed merger with First Security Corporation (Nasdaq:FSCO) and the opinion of Zions' financial advisor, Goldman, Sachs & Co., in connection with the merger. On March 11, 2000, Goldman Sachs informed Zions that, based on recent developments and changes in information relating to certain of the assumptions underlying its prior fairness opinion, it is no longer able to conclude that the exchange ratio in the merger with First Security is fair, from a financial point of view, to the Zions shareholders. Goldman Sachs also advised Zions that it should no longer rely on the opinion expressed in its February 17, 2000 letter addressed to the Zions board of directors and included in the joint proxy statement/prospectus of Zions and First Security or on the analyses presented in connection with that opinion or in connection with the June 6, 1999 opinion of Goldman Sachs to the Zions board.

Zions also announced that in order to permit its shareholders to consider certain supplemental information relating to the merger to be mailed shortly, it has postponed to Friday, March 31, at 1:00 p.m. its special shareholders' meeting for the purpose of considering and voting upon the merger agreement with First Security. The supplemental mailing will also include new proxy cards for shareholders who have previously submitted proxies and wish to change their votes.

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